CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2023, relating to the financial statements and financial highlights of OnTrack Core Fund, a series of Advisors Preferred Trust, for the year ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Prospectuses and Statement of Additional Information.

COHEN & COMPANY, LTD.

Chicago, Illinois April 24, 2023

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board